Exhibit 21.1

SUBSIDIARIES OF TEMPUR-PEDIC INTERNATIONAL INC.

Entity	State or Country of Organization
Tempur World LLC	Delaware
Tempur-Pedic Management, Inc.	Delaware
Tempur-Pedic Manufacturing, Inc.	Delaware
Tempur Production USA, LLC	Virginia
Dawn Sleep Technologies, Inc.	Delaware
Tempur-Pedic Sales, Inc.	Delaware
Tempur-Pedic North America, LLC	Delaware
Tempur-Pedic Technologies, Inc.	Delaware
Tempur-Pedic America, LLC	Delaware
Dan-Foam ApS	Denmark
Tempur UK, Ltd.	United Kingdom
Tempur-Pedic Canada Holding Company, ULC	Canada
1390658 Ontario Inc.	Canada
Tempur Japan Yugen Kaisha	Japan
Tempur International Limited	United Kingdom
Tempur Danmark A/S	Denmark
Tempur Suomi OY	Finland
Tempur Norge AS	Norway
Tempur Sverige AB	Sweden
Tempur Italia Srl	Italy
Tempur France S.a.r.l.	France
Tempur Holding GmbH	Germany
Tempur Sleep Center GmbH	Germany
Tempur Deutschland GmbH	Germany
Tempur Schweiz AG	Switzerland
Tempur Pedic España, S.A.	Spain
Tempur Singapore Pte Ltd.	Singapore
Tempur Benelux B.V.	Netherlands
Tempur Osterreich GmbH	Austria
Tempur Australia Pty. Ltd.	Australia
Tempur New Zealand Ltd.	New Zealand
Tempur China Holding Co. Ltd	Hong Kong
Tempur Shanghai Holding Ltd	Hong Kong
Tempur Pedic (Shanghai) Trading Co., Ltd	Shanghai
Tempur Korea LTD	South Korea